Exhibit 10.2

Execution Version

Amendment No. 1

to the

Second Amended and Restated Limited Liability Company Agreement

of

Infinity Natural Resources, LLC

This Amendment No. 1 (this “Amendment No. 1”) to the Second Amended and Restated Limited Liability Company Agreement, dated January 30, 2025 (the “LLC Agreement”) of Infinity Natural Resources, LLC, a Delaware limited liability company (the “Company”), is made effective as of February 23, 2026 (the “Amendment Date”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the LLC Agreement.

WHEREAS, in connection with the Corporation’s issuance of Series A Convertible Preferred Stock as of the Amendment Date (the “Preferred Stock Issuance”), the Manager desires to amend the LLC Agreement as set forth herein and in accordance with Sections 3.04(a) and 16.03 of the LLC Agreement; and

WHEREAS, the Manager has determined that it is advisable and in the best interests of the Company to amend the LLC Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager hereto agree as follows:

1.	Amendment. The LLC Agreement is hereby amended as follows:

(a) The following definitions are added to Article I in the appropriate alphabetical order:

“Amendment Date” means February 23, 2026.

“Certificate of Designation” means the Certificate of Designation of Series A Convertible Preferred Stock, par value $0.01 per share, of Infinity Natural Resources, Inc., filed with the Delaware Secretary of State on February 23, 2026, as the same may be amended, amended and restated, changed or replaced from time to time in accordance with its terms.

“Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock of the Corporation, the rights and preferences of which are set forth in the Certificate of Designation.

“Series A Convertible Preferred Unit” means a Unit designated as a “Series A Convertible Preferred Unit”, issued to the Corporation on the Amendment Date, and having the rights and obligations specified with respect to a Series A Convertible Preferred Unit in this Agreement.

“Series A Preferred Stock Cash Dividend” means any dividend declared and actually paid in cash by the Corporation in respect of the Series A Convertible Preferred Stock.

“Series A Preferred Stock Cash Dividend Amount” means, with respect to any Series A Preferred Stock Cash Dividend, the aggregate amount paid in cash by the Corporation in connection with such Series A Preferred Stock Cash Dividend.

“Series A Preferred Stock Change of Control Repurchase” means, if elected by a holder of Series A Convertible Preferred Stock, a repurchase of Series A Convertible Preferred Stock by the Corporation required pursuant to Section 9 of the Certificate of Designation because of the occurrence of a Change of Control (as such term is defined in the Certificate of Designation).

“Series A Preferred Stock Liquidation Payment” means any distribution of the Series A Preferred Stock Liquidation Payment Amount by the Corporation pursuant to Section 7 of the Certificate of Designation in respect of the Series A Convertible Preferred Stock.

“Series A Preferred Stock Liquidation Payment Amount” means the amount to be paid by the Corporation pursuant to the Certificate of Designation in respect of the Series A Convertible Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of the Corporation, which, for the avoidance of doubt, includes any applicable adjustment for the Liquidation Preference Dividend (as such term is defined in the Certificate of Designation).

“Series A Preferred Stock Redemption” means any redemption of the Series A Convertible Preferred Stock by the Corporation pursuant to Section 8 of the Certificate of Designation.

(b) Article III is amended to add the following Section 3.12:

“Section 3.12. Rights of the Series A Convertible Preferred Units. The Company intends that the rights, preferences and privileges of the Series A Convertible Preferred Units issued to the Corporation, subject to Section 4.01(b)(i), mirror the rights, preferences and privileges of the Series A Convertible Preferred Stock issued by the Corporation, and that at all times the ratio between the number of outstanding Series A Convertible Preferred Units and the number of outstanding shares of Series A Convertible Preferred Stock be maintained at 1:1. Accordingly, the terms and provisions of this Section 3.12 shall be construed in accordance with such intent, and to the extent there is a conflict between the rights, preferences and privileges of the Series A Convertible Preferred Units under this Agreement and the rights, preferences and privileges of the Series A Convertible Preferred Stock under the Certificate of Designation, the terms of the Certificate of Designation shall control. Subject to the foregoing, the Series A Convertible Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(a) Dividends or Other Distributions.

(i) In the event the Corporation declares a Series A Preferred Stock Cash Dividend, on or before the related Dividend Payment Date (as defined in the Certificate of Designation), the Manager shall cause the Company to make a distribution of cash to the Corporation in respect of the Series A Convertible Preferred Units in an amount equal to the related Series A Preferred Stock Cash Dividend Amount, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to the Corporation pursuant to Section 4.01(b)(i).

(ii) To the extent the holders of the Series A Convertible Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Common Stock or other Equity Securities of the Corporation to holders of Class A Common Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to the Corporation in respect of the Series A Convertible Preferred Units in an amount and type equal to the amount to be paid by the Corporation to the holders of the Series A Convertible Preferred Stock, which distribution shall be in addition to any amounts distributable to the Corporation with respect to Series A Convertible Preferred Units pursuant to Section 4.01(b)(i).

(b) Series A Preferred Stock Change of Control Repurchase. In the event the Corporation is required to make a Series A Preferred Stock Change of Control Repurchase, on or before the date of the Repurchase Upon Change of Control (as defined in the Certificate of Designation), the Manager shall cause the Company to redeem an equal number of Series A Convertible Preferred Units from the Corporation in exchange for the same consideration that is to be paid by the Corporation in redemption of the Series A Convertible Preferred Stock, which shall be in addition to any amounts distributable to the Corporation with respect to Series A Convertible Preferred Units pursuant to Section 4.01(b)(i).

(c) Series A Convertible Preferred Unit Redemption. Consistent with Section 3.04(a), in the event the Corporation makes a Series A Preferred Stock Redemption, on or before the Redemption Date (as defined in the Certificate of Designation), the Company shall redeem an equal number of Series A Convertible Preferred Units from the Corporation in exchange for the same consideration that is to be paid by the Corporation in the redemption of the Series A Convertible Preferred Stock, which shall be in addition to any amounts distributable to the Corporation with respect to Series A Convertible Preferred Units pursuant to Section 4.01(b)(i).

(d) Series A Convertible Preferred Unit Liquidation Payment. In the event the Corporation makes a Series A Preferred Stock Liquidation Payment, on or before the related date fixed for liquidation, winding-up or dissolution of the Corporation, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to the Corporation in respect of the Series A Convertible Preferred Units in an amount equal to the amount to be paid by the Corporation in respect of such Series A Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to the Corporation with respect to Series A Convertible Preferred Units pursuant to Section 4.01(b)(i) and/or Section 14.02.

(e) Conversion. Consistent with Section 3.04(a), each time that shares of Series A Convertible Preferred Stock are converted into shares of Class A Common Stock, an equal number of Series A Convertible Preferred Units shall automatically be converted into (without any further action of the Company or the Corporation) a number of Common Units at the same conversion ratio as applied to the conversion of the Series A Convertible Preferred Stock into Class A Common Stock.”

(c) Section 4.01(a) is amended by adding the following proviso to the end of the first sentence of Section 4.01(a):

“; and provided further, that no distribution shall be made to the holders of Common Units pursuant to this Section 4.01(a) in respect thereof unless and until all distributions to the holders of Series A Convertible Preferred Units have been made in accordance with Section 3.12.”

(d) Section 4.01(b) is deleted in its entirety and replaced with the following:

“(b) Tax Distributions. Notwithstanding the foregoing, the Manager shall cause Distributable Cash to be distributed:

(i) first, to the Corporation in such amounts as the Manager determines in its reasonable discretion is necessary to cause the Corporation to be able to timely satisfy any and all Corporation Tax Liabilities attributable to the Series A Convertible Preferred Units during the Fiscal Period or other taxable period to which the tax-related distribution under this Section 4.01(b) relates (without regard to any other distributions to the Corporation in the relevant period or periods); and

(ii) second, pro rata to all Members in accordance with each Member’s Percentage Interest pursuant to Section 4.01(a) at such times and in such amounts as the Manager determines in its reasonable discretion is necessary to cause the Corporation to be able to timely satisfy any and all other Corporation Tax Liabilities attributable to the Fiscal Period or other taxable period to which the tax-related distribution under this Section 4.01(b) relates (and, for avoidance of doubt, taking into account all distributions to the Corporation in the relevant period or periods other than any distributions attributable to the Series A Convertible Preferred Units); provided that, notwithstanding any other provision herein to the contrary, no Distribution would violate Section 18-607 or Section 18-804 of the Delaware Act.”

(e) Section 5.03 is amended to add the following Section 5.03(i):

“(i) The Manager may, in its reasonable discretion, cause the Company to make allocations of items of gross income and gain to the holders of Series A Convertible Preferred Units to the extent necessary to cause, after taking into account distributions with respect to Series A Convertible Preferred Units, and allocations to be made pursuant to Section 5.02, Capital Account balances attributable to Series A Convertible Preferred Units, to be, as nearly as possible, equal to amounts distributable with respect to Series A Convertible Preferred Units pursuant to Section 14.02.”

(f) Article V is amended to add the following Section 5.06:

“Section 5.06. Other Allocation Rules.

(a) The Members acknowledge and agree that (i) the amount determined under Section 7(a)(i)(x) of the Certificate of Designation is anticipated to exceed the amount determined under Section 7(a)(i)(y) of the Certificate of Designation as of a termination or other disposition of Series A Convertible Preferred Stock (and therefore as of a termination or disposition of a Series A Convertible Preferred Unit), (ii) Section 7(a)(i)(y) of the Certificate of Designation is intended to provide the holders of Series A Convertible Preferred Stock with a minimum return in the contingent event of an earlier than expected termination or other disposition of Series A Convertible Preferred Stock, and (iii) given the foregoing, Section 5.02 and Section 5.03 shall be applied as though Section 7(a)(i)(y) of the Certificate of Designation did not exist, except with respect to any taxable period in which (1) a redemption of Series A Convertible Preferred Units occurs, or (2) the Company liquidates or dissolves.

(b) Notwithstanding anything to the contrary herein (including Section 5.02), without the prior consent of the Corporation, no amount allocated or distributed under this Agreement with respect to the Series A Convertible Preferred Units will be reported as (i) a guaranteed payment for the use of capital pursuant to Section 707(c) of the Code, (ii) a taxable capital shift, or (iii) except as required by Section 5.02, Section 5.03 or Section 5.06, requiring a gross income allocation, in each case, for U.S. federal income tax purposes.”

(g) Section 14.02(c) is deleted in its entirety and replaced with the following:

“(c) all remaining assets of the Company shall be distributed to the Members by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation or such other date as reasonably determined by the Manager) as follows, (A) first, to the Corporation in respect of its Series A Convertible Preferred Units, until the Corporation has received an amount equal to the total amount that would then be required to be distributed by the Company to the Corporation pursuant to Section 3.12(d) if the Corporation were required to make on the date of the distribution pursuant to this Section 14.02(c) a Series A Preferred Stock Liquidation Payment on the date of the distribution pursuant to this Section 14.02(c) (without duplication of any amounts actually distributed to the Corporation pursuant to Section 3.12(d)), and (B) the balance to the Members, on a pro rata basis in accordance with each Member’s Percentage Interest. The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and, to the fullest extent permitted by law, constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.”

(h) The first sentence of Section 16.14 is deleted in its entirety and replaced with the following:

“Whenever the Company is to pay any sum (other than pursuant to Section 3.12, Article IV or Section 14.02(c)) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment.”

2. Issuance of Series A Convertible Preferred Units. Pursuant to this Amendment, the Manager hereby authorizes the Company to issue 350,000 Series A Convertible Preferred Units to the Corporation, effective as of the Amendment Date, in consideration for the capital contribution made or deemed to have been made by the Corporation of the net proceeds of the Preferred Stock Issuance.

3. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4. Entire Agreement. This Amendment, the LLC Agreement as amended hereby and those other documents expressly referred to herein or therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

5. Miscellaneous. The provisions of the LLC Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. Each reference to “Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each similar reference contained in the LLC Agreement shall refer to the LLC Agreement as amended hereby.

* * * *

IN WITNESS HEREOF, the undersigned have executed this Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Infinity Natural Resources, LLC, effective as of the date first written above.

INFINITY NATURAL RESOURCES, INC., as Manager

By:	/s/ Zack Arnold
Name:	Zack Arnold
Title:	President and Chief Executive Officer

INFINITY NATURAL RESOURCES, LLC

By:	/s/ Zack Arnold
Name:	Zack Arnold
Title:	President and Chief Executive Officer